Exhibit 99.1

Picard Medical, Inc. Announces Exercise of Underwriters’ Over-Allotment
Option in Connection with its Initial Public Offering

TUCSON, ARIZONA, September 9, 2025 — Picard Medical, Inc. (NYSE American: PMI) (“Picard” or the “Company”), today announced that the underwriters of its previously announced initial public offering of common stock, par value $0.0001 per share (the “Common Stock”) have exercised their over-allotment option in full on September 5, 2025, resulting in the issuance of an additional 637,500 shares of Common Stock at a public offering price of $4.00 per share, for gross proceeds of $2,550,000, before deducting underwriting discounts and estimated offering expenses. The shares began trading on the NYSE American, LLC (“NYSE American”) under the ticker symbol “PMI” on August 29, 2025.

WestPark Capital, Inc. was Lead Manager and Sole Bookrunner for the Offering and representative of the underwriters for the Offering. Sentinel Brokers Co., Inc. was Co-Manager.  E.F. Hutton & Co. and Uphorizon, LLC were financial advisors to the issuer.

The offering was made only by means of a prospectus, copies of which may be obtained from WestPark Capital, Inc. by email at info@wpcapital.com or via standard mail to WestPark Capital, Inc., 1800 Century Park East, Suite 220, Los Angeles, CA 90067, or from the SEC website at www.sec.gov.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on August 12, 2025.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

 About Picard Medical, Inc.

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world. For more information, please visit https://www.syncardia.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact:

Investors

Eric Ribner

Managing Director

LifeSci Advisors LLC

eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC

IR@picardmedical.com

General/Media

Brittany Lanza

blanza@syncardia.com